Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS THIRD QUARTER 2018 RESULTS
Underlying Revenue Increases 5% for the Quarter and 4% for the First Nine Months of 2018
Nine Months GAAP EPS Rises 4% to $2.93 and Adjusted EPS Increases 14% to $3.26
Excluding Revenue Standard Impact, Nine Months EPS Grows 1% and Adjusted EPS Rises 10%
NEW YORK, October 25, 2018 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today reported financial results for the third quarter ended September 30, 2018.
Dan Glaser, President and CEO, said: "We are pleased with our performance for the third quarter and first nine months of the year. In the quarter, we produced excellent underlying revenue growth of 5% in both Risk & Insurance Services and Consulting, and adjusted EPS growth of 8% excluding the impact of the new revenue standard. For the first nine months of 2018, we achieved strong underlying revenue growth of 4% on a consolidated basis and 10% adjusted EPS growth excluding the impact of the new revenue standard. Given our solid performance in the first nine months of 2018, the Company is well positioned to deliver full year underlying revenue growth in the 3 to 5% range, as well as margin expansion and strong growth in earnings per share."
"The highlight of the quarter was our agreement to acquire Jardine Lloyd Thompson Group. JLT is a premier organization in our industry that we have admired for a long time. The combination of Marsh & McLennan and JLT will create innovative solutions for our clients, career opportunities for our colleagues, and value for our shareholders,” concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the third quarter of 2018 was $3.5 billion, an increase of 5% compared with the third quarter of 2017. On an underlying basis, revenue increased 5%. Net income attributable to the Company was $276 million. Operating income was $541 million while adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, decreased 5% to $535 million. Excluding the impact of the new revenue recognition standard, ASC 606, adjusted operating income rose 3%.

On a per share basis, net income attributable to the Company in the third quarter declined to $0.54 from $0.76 in the prior year. Adjusted earnings per share of $0.78 was down 1% from the prior year period. The 1% decrease in adjusted EPS includes a $0.07 per share reduction from the application of ASC 606. Excluding ASC 606, adjusted EPS increased 8%.
For the nine months ended September 30, 2018, consolidated revenue was $11.2 billion, an increase of 9% and 4% on an underlying basis. Operating income was $2.1 billion, an increase of 8% from the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 9% to $2.2 billion. Excluding the impact of ASC 606, adjusted operating income rose 5%. Net income attributable to the Company increased 2% to $1.5 billion. Earnings per share increased 4% to $2.93. Adjusted earnings per share increased 14% to $3.26 compared with $2.87 for the comparable period in 2017. The 14% increase in adjusted EPS includes a $0.10 per share benefit from the application of ASC 606. Excluding ASC 606, adjusted EPS increased 10%.
Risk & Insurance Services
Risk & Insurance Services revenue was $1.9 billion in the third quarter of 2018, an increase of 6%, or 5% on an underlying basis. Operating income was $293 million, an increase of 9%, and adjusted operating income declined 3% to $283 million. Excluding ASC 606, adjusted operating income increased 13%. For the nine months ended September 30, 2018, revenue was $6.3 billion, an increase of 11%, or 4% on an underlying basis. Operating income rose 12% to $1.5 billion and adjusted operating income rose 15% to $1.5 billion. Excluding ASC 606, adjusted operating income increased 10%.
Marsh's revenue in the third quarter was $1.6 billion, an increase of 10%, or 3% on an underlying basis. In U.S./Canada, underlying revenue rose 5%. International operations produced underlying revenue growth of 2%, reflecting flat underlying growth in EMEA, 3% in Asia Pacific, and 7% in Latin America. For the nine months ended September 30, 2018, Marsh’s underlying revenue growth was 3%.
Guy Carpenter's revenue in the third quarter was $215 million, an increase of 11% on an underlying basis. For the nine months ended September 30, 2018, Guy Carpenter’s underlying revenue growth was 7%.
Consulting
Consulting revenue in the third quarter was $1.7 billion, an increase of 4%, or 5% on an underlying basis. Operating income decreased 6% to $291 million and adjusted operating income decreased 6% to $293 million. For the first nine months of 2018, revenue was $5.0 billion, an increase of 6%, or 4% on an underlying basis. Operating income of $805 million increased 1% and adjusted operating income decreased 2% to $808 million. Excluding ASC 606, adjusted operating income decreased 1%.

Mercer's revenue was $1.2 billion in the third quarter, an increase of 3% on an underlying basis. Wealth, with revenue of $525 million, grew 2% on an underlying basis. Within Wealth, Defined Benefit Consulting & Administration decreased 3%, while Investment Management & Related Services increased 9%. Health revenue of $415 million was up 4% on an underlying basis and Career revenue of $235 million increased 5% on an underlying basis. For the nine months ended September 30, 2018, Mercer’s revenue was $3.5 billion, an increase of 3% on an underlying basis.
Oliver Wyman Group’s revenue was $481 million in the third quarter, an increase of 11% on an underlying basis. For the first nine months ended September 30, 2018, Oliver Wyman Group’s revenue increased to $1.5 billion, up 5% on an underlying basis.
Other Items
On September 18, 2018, the Company announced an agreement to acquire Jardine Lloyd Thompson Group (JLT), a leading provider of insurance, reinsurance and employee benefits related advice, brokerage and associated services. JLT is based in London and has offices in over 40 countries including in key emerging markets across Asia and Latin America.
The transaction is expected to close in spring of 2019, subject to receipt of required antitrust and regulatory approvals and the approval of JLT shareholders. In order to protect the Company from pound sterling exchange rate volatility between announcement and closing, the Company entered into a deal contingent forward foreign exchange contract. As a result of entering into this contract, the Company recorded a charge of $100 million reflecting the fair value of the hedging instrument at the end of the quarter. This item is classified as noteworthy and excluded from our adjusted results.
In the third quarter, the Company recognized a charge of $81 million to reflect an other than temporary decline in the carrying value of its equity investment in South African based Alexander Forbes. Also in the quarter, a gain of $46 million was recognized on the sale of a business in Marsh. Both of these items are classified as noteworthy and therefore excluded from our adjusted results.
The Company repurchased 2.1 million shares of its common stock for $175 million in the third quarter. Through nine months, the Company has repurchased 8.2 million shares for $675 million.
Conference Call
A conference call to discuss third quarter 2018 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 254 3590. Callers from outside the United States should dial +1 323 994 2093. The access code for both numbers is 5467774. The live audio webcast may be accessed at mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The company’s approximately 65,000 colleagues advise clients in over 130 countries. With annual revenue over $14 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•	our ability to successfully consummate, integrate or achieve the intended benefits of the acquisition of JLT;

•
the impact of any investigations, reviews, market studies or other activity by regulatory or law enforcement authorities, including the ongoing investigations by the European Commission and the U.K. FCA market study;

•	the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us;

•
our organization's ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the large volume of our vendor network and the need to patch software vulnerabilities;

•	our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, digital disruption and other types of innovation;

•
the financial and operational impact of complying with laws and regulations where we operate, including cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation, anti-corruption laws and trade sanctions regimes;

•
the impact of macroeconomic, political, regulatory or market conditions on us, our clients and the industries in which we operate, including the inability to collect on our receivables in certain high-risk jurisdictions;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various broker revenue streams;

•	the extent to which we manage risks associated with the various services, including fiduciary and investments and other advisory services;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;

•	the impact of changes in tax laws, guidance and interpretations, including related to certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities;

•	the impact of fluctuations in foreign exchange and interest rates on our results; and

•	the impact of changes in accounting rules or in our accounting estimates or assumptions, including the impact of the adoption of the new revenue recognition, pension and lease accounting standards.
The factors identified above are not exhaustive. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K. We caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. We undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$3,504	$3,341	$11,238	$10,339

Expense:
Compensation and Benefits	2,083	1,968	6,442	5,971
Other Operating Expenses	880	838	2,656	2,383
Operating Expenses	2,963	2,806	9,098	8,354
Operating Income	541	535	2,140	1,985
Other Net Benefit Credits (a)	63	62	194	185
Interest Income	2	2	8	6
Interest Expense	(69)	(60)	(198)	(178)
Investment (Loss) Income	(52)	(2)	(24)	3
Change in Fair Value of Acquisition Related FX Contract (b)	(100)	—	(100)	—
Income Before Income Taxes	385	537	2,020	2,001
Income Tax Expense	106	140	509	519
Net Income Before Non-Controlling Interests	279	397	1,511	1,482
Less: Net Income Attributable to Non-Controlling Interests	3	4	14	19
Net Income Attributable to the Company	$276	$393	$1,497	$1,463
Net Income Per Share Attributable to the Company:
- Basic	$0.55	$0.77	$2.96	$2.85
- Diluted	$0.54	$0.76	$2.93	$2.81
Average Number of Shares Outstanding
- Basic	504	512	506	514
- Diluted	510	519	512	520
Shares Outstanding at 9/30	504	511	504	511

(a) Effective January 1, 2018, ASC 715, as amended, changed the presentation of net periodic pension cost and net periodic postretirement cost. The Company has restated prior years and quarters for this revised presentation.

(b) To hedge the risk of appreciation of the pound sterling ("GBP") denominated purchase price of JLT relative to the U.S. dollar ("USD"), the Company entered into a deal contingent forward exchange contract to, solely upon consummation of the acquisition, purchase GBP and sell USD at a contracted exchange rate. An unrealized loss of $100 million related to the fair value changes to this derivative has been recognized in the consolidated statement of earnings for the three and nine month periods ended September 30, 2018. The Company expects to record fair value gains and losses through its income statement until the completion of the transaction.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income - Impact of Revenue Standard
(In millions, except per share figures)
(Unaudited)

The Company adopted the new revenue standard ("ASC 606") using the modified retrospective method, applied to all contracts. The guidance requires entities that elected the modified retrospective method to disclose the impact to financial statement line items as a result of applying the new guidance (rather than previous U.S. GAAP). The table below shows the impacts on the consolidated statement of income.

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
	As Reported	Revenue Standard Impact	Prior to Adoption	As Reported	Revenue Standard Impact	Prior to Adoption
Revenue	$3,504	$58	$3,562	$11,238	$(127)	$11,111
Expense:
Compensation and Benefits	2,083	12	2,095	6,442	(58)	6,384
Other Operating Expenses	880	—	880	2,656	—	2,656
Operating Expenses	2,963	12	2,975	9,098	(58)	9,040
Operating Income	541	46	587	2,140	(69)	2,071
Other Net Benefit Credits	63	—	63	194	—	194
Interest Income	2	—	2	8	—	8
Interest Expense	(69)	—	(69)	(198)	—	(198)
Investment (Loss) Income	(52)	—	(52)	(24)	—	(24)
Change in Fair Value of Acquisition Related FX Contract	(100)	—	(100)	(100)	—	(100)
Income Before Income Taxes	385	46	431	2,020	(69)	1,951
Income Tax Expense	106	12	118	509	(18)	491
Net Income Before Non-Controlling Interests	279	34	313	1,511	(51)	1,460
Less: Net Income Attributable to Non-Controlling Interests	3	—	3	14	—	14
Net Income Attributable to the Company	$276	$34	$310	$1,497	$(51)	$1,446
Net Income Per Share Attributable to the Company:
- Basic	$0.55	$0.06	$0.61	$2.96	$(0.10)	$2.86
- Diluted	$0.54	$0.07	$0.61	$2.93	$(0.10)	$2.83

Average Number of Shares Outstanding
- Basic	504	504	504	506	506	506
- Diluted	510	510	510	512	512	512
Shares Outstanding at 9/30	504	504	504	504	504	504

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended September 30
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Revenue Standard Impact	Underlying Revenue
	2018	2017
Risk and Insurance Services
Marsh	$1,630	$1,482	10%	(1)%	6%	2%	3%
Guy Carpenter	215	270	(20)%	—	—	(31)%	11%
Subtotal	1,845	1,752	5%	(1)%	5%	(3)%	4%
Fiduciary Interest Income	18	11
Total Risk and Insurance Services	1,863	1,763	6%	(1)%	5%	(3)%	5%
Consulting
Mercer	1,175	1,149	2%	(2)%	1%	—	3%
Oliver Wyman Group	481	438	10%	(1)%	—	—	11%
Total Consulting	1,656	1,587	4%	(2)%	1%	—	5%
Corporate / Eliminations	(15)	(9)
Total Revenue	$3,504	$3,341	5%	(1)%	3%	(2)%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Revenue Standard Impact	Underlying Revenue
	2018	2017
Marsh:
EMEA	$441	$426	3%	(1)%	4%	—	—
Asia Pacific	167	164	2%	(3)%	2%	—	3%
Latin America	96	95	1%	(10)%	5%	—	7%
Total International	704	685	3%	(3)%	4%	—	2%
U.S. / Canada	926	797	16%	—	8%	3%	5%
Total Marsh	$1,630	$1,482	10%	(1)%	6%	2%	3%
Mercer:
Defined Benefit Consulting & Administration	$300	$336	(10)%	(1)%	(7)%	—	(3)%
Investment Management & Related Services	225	194	16%	(5)%	11%	—	9%
Total Wealth	525	530	(1)%	(2)%	—	—	2%
Health	415	401	3%	(1)%	1%	(1)%	4%
Career	235	218	8%	(2)%	6%	—	5%
Total Mercer	$1,175	$1,149	2%	(2)%	1%	—	3%

Note:
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses, changes in estimate methodology and the impact of the new revenue standard.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Nine Months Ended September 30
(Millions) (Unaudited)

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/Other Impact	Revenue Standard Impact	Underlying Revenue
	2018	2017
Risk and Insurance Services
Marsh	$5,073	$4,692	8%	2%	3%	—	3%
Guy Carpenter	1,184	948	25%	1%	—	16%	7%
Subtotal	6,257	5,640	11%	2%	3%	2%	4%
Fiduciary Interest Income	46	28
Total Risk and Insurance Services	6,303	5,668	11%	2%	3%	2%	4%
Consulting
Mercer	3,504	3,335	5%	1%	1%	—	3%
Oliver Wyman Group	1,470	1,370	7%	2%	—	—	5%
Total Consulting	4,974	4,705	6%	2%	1%	—	4%
Corporate / Eliminations	(39)	(34)
Total Revenue	$11,238	$10,339	9%	2%	2%	1%	4%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/Other Impact	Revenue Standard Impact	Underlying Revenue
	2018	2017
Marsh:
EMEA	$1,610	$1,512	6%	5%	1%	—	—
Asia Pacific	514	484	6%	1%	1%	—	4%
Latin America	279	274	2%	(6)%	3%	—	5%
Total International	2,403	2,270	6%	3%	1%	—	1%
U.S. / Canada	2,670	2,422	10%	—	5%	(1)%	5%
Total Marsh	$5,073	$4,692	8%	2%	3%	—	3%
Mercer:
Defined Benefit Consulting & Administration	$959	$1,010	(5)%	3%	(3)%	—	(4)%
Investment Management & Related Services	683	572	19%	1%	6%	—	12%
Total Wealth	1,642	1,582	4%	2%	—	—	2%
Health	1,286	1,239	4%	1%	—	(1)%	4%
Career	576	514	12%	1%	6%	—	5%
Total Mercer	$3,504	$3,335	5%	1%	1%	—	3%

Note:
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses, changes in estimate methodology and the impact of the new revenue standard.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Includes Revenue Standard Impact
Three Months Ended September 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended September 30, 2018. The following tables also present adjusted operating margin. For the three months ended September 30, 2018, adjusted operating margin is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less the gain on the disposal of Marsh's risk management software and services business unit.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2018
Operating income (loss)	$293	$291	$(43)	$541
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	29	—	2	31
Adjustments to acquisition related accounts (b)	7	2	—	9
Disposal of business (c)	(46)	—	—	(46)
Operating income adjustments	(10)	2	2	(6)
Adjusted operating income (loss)	$283	$293	$(41)	$535
Operating margin	15.7%	17.6%	N/A	15.5%
Adjusted operating margin	15.5%	17.7%	N/A	15.5%

(a) Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions. Risk and Insurance Services in 2018 reflects severance and consulting costs related to the Marsh simplification initiative.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Relates to a gain on the disposal of a risk management software and services business unit of Marsh. The $46 million gain is also removed from GAAP revenue in the calculation of adjusted operating margin.

Note:
Comparative financial information for the three months ended September 30, 2017 is presented on page 11.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - Comparable Accounting Basis
Excludes the Revenue Standard Impact
Three Months Ended September 30
(Millions) (Unaudited)

As discussed earlier, the Company has adopted the new revenue standard using the modified retrospective method, which requires the disclosure of the impacts of the standard on each financial statement line item. The non-GAAP measures below present an analysis of results reflecting 2018 financial information excluding the impact of the application of ASC 606, to facilitate a comparison to the 2017 results. Except for the adjustment for the effects of ASC 606 in 2018, these non-GAAP measures are calculated as described on the prior page.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2018
Operating income (loss) without adoption	$340	$290	$(43)	$587
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	29	—	2	31
Adjustments to acquisition related accounts (b)	7	2	—	9
Disposal of business (c)	(46)	—	—	(46)
Operating income adjustments	(10)	2	2	(6)
Adjusted operating income (loss)	$330	$292	$(41)	$581
Operating margin - Comparable basis	17.7%	17.5%	N/A	16.5%
Adjusted operating margin - Comparable basis	17.6%	17.6%	N/A	16.5%

Three Months Ended September 30, 2017
Operating income (loss)	$268	$311	$(44)	$535
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	3	2	3	8
Adjustments to acquisition related accounts (b)	5	(1)	—	4
Other Settlement, Legal and Regulatory (d)	15	—	—	15
Operating income adjustments	23	1	3	27
Adjusted operating income (loss)	$291	$312	$(41)	$562
Operating margin	15.2%	19.6%	N/A	16.0%
Adjusted operating margin	16.5%	19.7%	N/A	16.8%

(a) Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions. Risk and Insurance Services in 2018 reflects severance and consulting costs related to the Marsh simplification initiative. Consulting in 2017 reflects severance related to the Mercer business restructure.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Relates to a gain on the disposal of a risk management software and services business unit of Marsh. The $46 million gain is also removed from GAAP revenue in the calculation of adjusted operating margin.

(d) Reflects the settlement of the final legacy litigation, originally filed in 2006, regarding Marsh’s use of market service agreements.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Includes Revenue Standard Impact
Nine Months Ended September 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the nine months ended September 30, 2018. The following tables also present adjusted operating margin. For the nine months ended September 30, 2018, adjusted operating margin is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less the gain on the disposal of Marsh's risk management software and services business unit.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2018
Operating income (loss)	$1,481	$805	$(146)	$2,140
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	87	1	7	95
Adjustments to acquisition related accounts (b)	16	3	—	19
Disposal of business (c)	(46)	—	—	(46)
Other	—	(1)	—	(1)
Operating income adjustments	57	3	7	67
Adjusted operating income (loss)	$1,538	$808	$(139)	$2,207
Operating margin	23.5%	16.2%	N/A	19.1%
Adjusted operating margin	24.6%	16.3%	N/A	19.7%

(a) Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions. Risk and Insurance Services in 2018 reflects severance and consulting costs related to the Marsh simplification initiative.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Relates to a gain on the disposal of a risk management software and services business unit of Marsh. The $46 million gain is also removed from GAAP revenue in the calculation of adjusted operating margin.

Note:
Comparative financial information for the nine months ended September 30, 2017 is presented on page 13.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - Comparable Accounting Basis
Excludes the Revenue Standard Impact
Nine Months Ended September 30
(Millions) (Unaudited)

Reconciliation of Non-GAAP Measures - Comparable Accounting Basis (cont’d)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2018
Operating income (loss) without adoption	$1,408	$809	$(146)	$2,071
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	87	1	7	95
Adjustments to acquisition related accounts (b)	16	3	—	19
Disposal of business (c)	(46)	—	—	(46)
Other	—	(1)	—	(1)
Operating income adjustments	57	3	7	67
Adjusted operating income (loss)	$1,465	$812	$(139)	$2,138
Operating margin - Comparable basis	22.9%	16.2%	N/A	18.6%
Adjusted operating margin - Comparable basis	23.9%	16.3%	N/A	19.3%

Nine Months Ended September 30, 2017
Operating income (loss)	$1,318	$801	$(134)	$1,985
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	7	18	7	32
Adjustments to acquisition related accounts (b)	(5)	2	—	(3)
Other Settlement, Legal and Regulatory (d)	15	—	—	15
Operating income adjustments	17	20	7	44
Adjusted operating income (loss)	$1,335	$821	$(127)	$2,029
Operating margin	23.3%	17.0%	N/A	19.2%
Adjusted operating margin	23.6%	17.5%	N/A	19.6%

(a) Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions. Risk and Insurance Services in 2018 reflects severance and consulting costs related to the Marsh simplification initiative. Consulting in 2017 reflects severance related to the Mercer business restructure.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Relates to a gain on the disposal of a risk management software and services business unit of Marsh. The $46 million gain is also removed from GAAP revenue in the calculation of adjusted operating margin.

(d) Reflects the settlement of the final legacy litigation, originally filed in 2006, regarding Marsh’s use of market service agreements.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Includes the Revenue Standard Impact
Three and Nine Months Ended September 30
(Millions) (Unaudited)

Adjusted Income, Net of Tax and Adjusted Earnings per Share
Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables and investments gains or losses related to the impact of mark-to-market adjustments on certain equity securities previously recorded to equity, change in fair value of fx forward, bridge financing fees and adjustments to provisional 2017 tax estimates. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and nine months ended September 30, 2018.

	Three Months Ended September 30, 2018
	Amount		Adjusted EPS
Income from continuing operations		$279
Less: Non-controlling interest, net of tax		3
Subtotal		$276	$0.54
Operating income adjustments (from page 10)	$(6)
Investments adjustment (a)	55
Change in fair value of FX forward (b)	100
Amortization of bridge financing fees (c)	3
Impact of income taxes on above items	(16)
Adjustments to provisional 2017 tax estimates (d)	(14)
		122	0.24
Adjusted income, net of tax		$398	$0.78

	Nine Months Ended September 30, 2018
	Amount		Adjusted EPS
Income from continuing operations		$1,511
Less: Non-controlling interest, net of tax		14
Subtotal		$1,497	$2.93
Operating income adjustments (from page 12)	$67
Investments adjustment (a)	37
Change in fair value of FX forward (b)	100
Amortization of bridge financing fees (c)	3
Impact of income taxes on above items	(26)
Adjustments to provisional 2017 tax estimates (d)	(11)
		170	0.33
Adjusted income, net of tax		$1,667	$3.26

(a) Mark-to-market adjustments for investments classified as available for sale under prior guidance were recorded to equity, net of tax. Beginning January 1, 2018 such adjustments must be recorded as part of investment income. Prior periods were not restated. The Company excludes such mark-to-market gains or losses from its calculation of adjusted earnings per share. The Company recorded mark-to-market gains of $25 million and $43 million for the three and nine-month periods ended September 30, 2018, respectively, which are included in Investment Income in the Consolidated Statement of Income.

The Company has an investment in Alexander Forbes (“AF”), which is accounted for using the equity method. AF’s shares (which are publicly traded on the Johannesburg stock exchange) have been trading below the Company’s carrying value. Based on the extent of and duration over which the shares have traded below the Company’s carrying value, the Company determined the decline was other than temporary and recorded a charge of $81 million in Investment gain or loss.

(b) Reflects the change in fair value of the deal contingent foreign exchange contract related to the acquisition of JLT.
(c) Reflects amortization of fees on the bridge financing included in interest expense related to the acquisition of JLT.
(d) Relates to adjustments to provisional 2017 year-end estimates of transition taxes and U.S. deferred tax assets and liabilities from U.S. tax reform.
Note:
Comparative financial information for the three and nine months ended September 30, 2017 is presented on page 15.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - Comparable Accounting Basis
Excludes the Revenue Standard Impact
Three and Nine Months Ended September 30
(Millions) (Unaudited)

As discussed earlier, the Company adopted the new revenue standard using the modified retrospective method, which requires the disclosure of the impacts of the standard on each financial statement line item. The non-GAAP measures below present an analysis of results reflecting 2018 financial information excluding the impact of the application of ASC 606, to facilitate a comparison to the 2017 results. Except for the adjustment for the effects of ASC 606 in 2018, these non-GAAP measures are calculated as described on the prior page.

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
	Amount		Adjusted EPS	Amount		Adjusted EPS
Income from continuing operations, (2018 prior to the impact of ASC 606)		$313			$397
Less: Non-controlling interest, net of tax		3			4
Subtotal		$310	$0.61		$393	$0.76
Operating income adjustments (from page 11)	$(6)			$27
Investments adjustment (a)	55			—
Change in fair value of FX forward (b)	100			—
Amortization of bridge financing fees (c)	3			—
Impact of income taxes on above items	(16)			(10)
Adjustments to provisional 2017 tax estimates (d)	(14)			—
		122	0.24		17	0.03
Adjusted income, net of tax		$432	$0.85		$410	$0.79

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017
	Amount		Adjusted EPS	Amount		Adjusted EPS
Income from continuing operations, (2018 prior to the impact of ASC 606)		$1,460			$1,482
Less: Non-controlling interest, net of tax		14			19
Subtotal		$1,446	$2.83		$1,463	$2.81
Operating income adjustments (from page 13)	$67			$44
Investments adjustment (a)	37			—
Change in fair value of FX forward (b)	100			—
Amortization of bridge financing fees (c)	3			—
Impact of income taxes on above items	(26)			(16)
Adjustments to provisional 2017 tax estimates (d)	(11)			—
		170	0.33		28	0.06
Adjusted income, net of tax		$1,616	$3.16		$1,491	$2.87

(a) Mark-to-market adjustments for investments classified as available for sale under prior guidance were recorded to equity, net of tax. Beginning January 1, 2018 such adjustments must be recorded as part of investment income. Prior periods were not restated. The Company excludes such mark-to-market gains or losses from its calculation of adjusted earnings per share. The Company recorded mark-to-market gains of $25 million and $43 million for the three and nine-month periods ended September 30, 2018, respectively, which are included in Investment Income in the Consolidated Statement of Income.

The Company has an investment in Alexander Forbes (“AF”), which is accounted for using the equity method. AF’s shares (which are publicly traded on the Johannesburg stock exchange) have been trading below the Company’s carrying value. Based on the extent of and duration over which the shares have traded below the Company’s carrying value, the Company determined the decline was other than temporary and recorded a charge of $81 million in Investment gain or loss.

(b) Reflects the change in fair value of the deal contingent foreign exchange contract related to the acquisition of JLT.
(c) Reflects amortization of fees on the bridge financing included in interest expense related to the acquisition of JLT.
(d) Relates to adjustments to provisional 2017 year-end estimates of transition taxes and U.S. deferred tax assets and liabilities from U.S. tax reform.

Marsh & McLennan Companies, Inc.
Supplemental Information - Impact of Revenue Recognition Standard
Three and Nine Months Ended September 30
(Millions) (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
		Excludes Impact of Revenue Standard			Excludes Impact of Revenue Standard
	2018	2018	2017	2018	2018	2017
Consolidated
Compensation and Benefits	$2,083	$2,095	$1,968	$6,442	$6,384	$5,971
Other operating expenses	880	880	838	2,656	2,656	2,383
Total Expenses	$2,963	$2,975	$2,806	$9,098	$9,040	$8,354

Depreciation and amortization expense	$77	$77	$78	$236	$236	$234
Identified intangible amortization expense	47	47	42	135	135	122
Total	$124	$124	$120	$371	$371	$356

Stock option expense	$3	$3	$2	$20	$20	$19
Capital expenditures	$87	$87	$73	$222	$222	$217
Operating cash flows	$906	$906	$794	$1,319	$1,319	$1,137

Risk and Insurance Services
Compensation and Benefits	$1,103	$1,111	$1,045	$3,416	$3,349	$3,084
Other operating expenses	467	467	450	1,406	1,406	1,266
Total Expenses	$1,570	$1,578	$1,495	$4,822	$4,755	$4,350

Depreciation and amortization expense	$36	$36	$36	$108	$108	$106
Identified intangible amortization expense	39	39	35	111	111	100
Total	$75	$75	$71	$219	$219	$206

Consulting
Compensation and Benefits	$895	$899	$843	$2,753	$2,762	$2,635
Other operating expenses	470	470	433	1,416	1,416	1,269
Total Expenses	$1,365	$1,369	$1,276	$4,169	$4,178	$3,904

Depreciation and amortization expense	$23	$23	$25	$74	$74	$76
Identified intangible amortization expense	8	8	7	24	24	22
Total	$31	$31	$32	$98	$98	$98

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$951	$1,205
Net receivables	4,476	4,133
Other current assets	539	224
Total current assets	5,966	5,562

Goodwill and intangible assets	10,764	10,363
Fixed assets, net	707	712
Pension related assets	1,814	1,693
Deferred tax assets	497	669
Other assets	1,381	1,430
TOTAL ASSETS	$21,129	$20,429

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$638	$262
Accounts payable and accrued liabilities	2,293	2,083
Accrued compensation and employee benefits	1,406	1,718
Accrued income taxes	179	199
Dividends payable	211	—
Total current liabilities	4,727	4,262

Fiduciary liabilities	5,185	4,847
Less - cash and investments held in a fiduciary capacity	(5,185)	(4,847)
	—	—
Long-term debt	5,512	5,225
Pension, post-retirement and post-employment benefits	1,727	1,888
Liabilities for errors and omissions	303	301
Other liabilities	1,322	1,311

Total equity	7,538	7,442
TOTAL LIABILITIES AND EQUITY	$21,129	$20,429

Note:
Effective January 1, 2018, the Company, upon the adoption of the new revenue recognition standard, recorded a cumulative effect adjustment, net of tax resulting in an increase to the opening balance of retained earnings of $364 million, with offsetting increases/decreases to other balance sheet accounts, e.g. accounts receivable, other current assets, other assets and deferred income taxes.

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets - Impact of Revenue Standard
(Millions) (Unaudited)

As discussed earlier, the Company adopted the new revenue standard (ASC 606) using the modified retrospective method, applied to all contracts. The guidance requires entities that elected the modified retrospective method to disclose the impact to financial statement line items as a result of applying the new guidance (rather than previous U.S. GAAP). The table below shows the impacts on the consolidated balance sheet.

	September 30, 2018
	As Reported	Impact of Revenue Standard	Prior to Adoption
ASSETS
Current assets:
Cash and cash equivalents	$951	$—	$951
Net receivables	4,476	(175)	4,301
Other current assets	539	(290)	249
Total current assets	5,966	(465)	5,501

Goodwill and intangible assets	10,764	—	10,764
Fixed assets, net	707	—	707
Pension related assets	1,814	—	1,814
Deferred tax assets	497	121	618
Other assets	1,381	(238)	1,143
TOTAL ASSETS	$21,129	$(582)	$20,547

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$638	$—	$638
Accounts payable and accrued liabilities	2,293	(143)	2,150
Accrued compensation and employee benefits	1,406	—	1,406
Accrued income taxes	179	—	179
Dividends payable	211	—	211
Total current liabilities	4,727	(143)	4,584

Fiduciary liabilities	5,185	—	5,185
Less - cash and investments held in a fiduciary capacity	(5,185)	—	(5,185)
	—	—	—
Long-term debt	5,512	—	5,512
Pension, post-retirement and post-employment benefits	1,727	—	1,727
Liabilities for errors and omissions	303	—	303
Other liabilities	1,322	(24)	1,298

Total equity	7,538	(415)	7,123
TOTAL LIABILITIES AND EQUITY	$21,129	$(582)	$20,547